EXHIBIT 99.1 FOR IMMEDIATE RELEASE

RASER TECHNOLOGIES, INC. 5152 North Edgewood Drive Provo, Utah 84604 (801) 765-1200

RASER TECHNOLOGIES PROVIDES UPDATE ON DEVELOPMENT OF LIGHTNING DOCK NEW MEXICO PROJECT

Raser Technologies Provides Update on Development of Lightning Dock New Mexico Project

Raser Selects Drilling Contractor to Commence Drilling Operations on Site

Provo, UT, April 26, 2010 -- Raser Technologies, Inc. (NYSE: RZ), an energy technology company, provided an update on its Lightning Dock, New Mexico project today, including that it has selected Barbour Well, Inc., of Henderson, Nevada to begin drilling in May. Barbour Well is an experienced geothermal well drilling firm licensed to drill geothermal and domestic water wells in New Mexico.

The Lightning Dock resource, located in southwest New Mexico, is one of the most studied, undeveloped resources in the country. It is a shallow resource, with primary production expected from depths of less than 3,000 feet and at temperatures between 285 and 310 degrees Fahrenheit.

“We are extremely anxious to get moving on our next geothermal project,” said Raser CEO Nick Goodman. “The Lightning Dock resource has attracted attention from the geothermal industry since the 1970’s. It has been heavily studied with numerous temperature gradient holes and hot water wells. We are looking forward to making significant progress on our next plant.”

Raser has completed a comprehensive internal review and report on the Lightning Dock project, has selected drilling locations and will now begin operations by re-entering a well (TFD 55-7) that was drilled in 1984. That well was plugged and sat idle for decades awaiting development of the geothermal resource. Surveys of this well have shown bottom hole temperatures of more than 320 degrees Fahrenheit. Raser plans to mobilize the Barbour #77 rig to Lightning Dock in early May to reopen and flow test well TFD 55-7. Drilling additional production and injection wells will follow the test.

Raser signed a co-development agreement with Evergreen Clean Energy in December of 2009 to provide financing for Raser’s drilling activities. Evergreen’s funding obligations with respect to each site selected for development are subject to the satisfaction of a number of conditions, including satisfactory due diligence, the completion of certain milestones, the granting of a security interest, and the negotiation of definitive agreements relating to the financing of each project. Moreover, Evergreen is a newly formed clean-energy fund in the process of raising capital for its first investments in renewable energy projects. Therefore, the ability of Evergreen to perform its obligations and provide funding for one or more of our projects under the Co-Development Agreement is dependent upon Evergreen’s ability to obtain sufficient capital commitments from investors. Raser anticipates that after completing a successful flow test of well TFD 55-7, Raser and Evergreen will finalize negotiations for a potential funding commitment by Evergreen for the Lightning Dock project. If Raser is able to successfully negotiate a funding commitment with Evergreen for the Lightning Dock project, Raser anticipates that Evergreen would (i) reimburse Raser for its costs related to well TFD 55-7, (ii) pay Raser $5 million for participation rights and (iii) pay for all future drilling for the Lightning Dock project.

By beginning drilling and construction this year on Lightning Dock, Raser expects to be able to take advantage of the Section 1603 renewable energy grant program established by the American Recovery and Reinvestment Act of 2009. The Section 1603 program, under which the Treasury Department awards a grant of 30% of the qualified capital costs of renewable energy facilities in lieu of tax credits, is available for geothermal projects which commence construction during 2010 and are placed in service before the end of 2012. Raser’s Thermo No. 1 geothermal power plant in Beaver County, Utah received a $33 million grant under the Section 1603 program in February of 2010. Raser anticipates that a grant for the Lightning Dock project would be in the range of $22 million.

When complete, the Lightning Dock project is expected to deliver 15 MW of geothermal power to the Salt River Project Agricultural Improvement and Power District (“SRP”), a major utility district of the State of Arizona serving the Phoenix area, under a 20 year power purchase agreement signed with SRP in 2008. The project is expected to deliver reliable baseload energy, with a capacity factor of 95% to SRP.

Raser Technologies owns and operates a geothermal power plant in southern Utah which delivers renewable energy to Anaheim, CA. Once completed, the Lightning Dock plant will become the Company’s second geothermal project. Raser has a number of projects in different stages of development located in Utah, New Mexico, Nevada and Oregon.

About Raser Technologies

Raser (NYSE: RZ) is an environmental energy technology company focused on geothermal power development and technology licensing. Raser’s Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations, incorporating licensed heat transfer technology. Raser’s Transportation and Industrial segment focuses on extended-range plug-in-hybrid vehicle solutions and using Raser’s award-winning Symetron™ technology to improve the torque density and efficiency of the electric motors and drive systems used in electric and hybrid-electric vehicle powertrains and industrial applications. Further information on Raser may be found at: www.rasertech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding: our beliefs about preliminary drilling results; our beliefs about the potential for geothermal power generation on our leased properties; our beliefs about our ability to exploit the available geothermal resources; our beliefs about the expected timing relating to the development of our geothermal power projects; our beliefs about our ability to obtain adequate development funding; our beliefs about our ability to utilize our technology and other available technologies to produce electric power from the available resources; and our beliefs about the geothermal market in general.

These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and our ability to compete in the industry; our ability to adapt our technology and third-party technology for the intended applications; our ability to secure necessary permits; the strength of our intellectual property; our ability to attract, train and retain key personnel; and such other risks as identified in our annual report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Raser Technologies, Inc. Issa Arnita Investor Relations (801) 765-1200 investorrelations@rasertech.com Hayden IR Cameron Donahue (651) 653-1854 cameron@haydenir.com